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                 BAY AREA REAL ESTATE INVESTMENT
                         ASSOCIATES L.P.
                   100 BUSH STREET, 27TH FLOOR
                SAN FRANCISCO, CALIFORNIA  94014



                        February 21, 1994



Itel Corporation
2 North Riverside Plaza
Chicago, Illinois  60606
Attn:  James E. Knox, Esquire

          Re:  Catellus Development Corporation

Gentlemen:

          Reference is made to the Stockholders Agreement (the "Stockholders Agreement") dated as of January 29, 1993 among Bay Area Real Estate Investment Associates L.P., a California limited partnership ("BAREIA"), Olympia & York SF Holdings Corporation, an Ontario corporation ("O & Y"), Itel Corporation, a Delaware corporation ("Itel"), and Catellus Development Corporation, a Delaware corporation (the "Company") and the right of first offer provided for in Section 3 of the Stockholders Agreement. Capitalized terms not defined in this letter agreement are used as defined in the Stockholders Agreement.

          Itel has advised BAREIA that the Itel Nominees who currently serve on the Board of Directors of the Company intend to resign from the Board and not stand for reelection, and Itel has requested that effective upon such resignations BAREIA waive its rights contained in Section 3 of the Stockholders Agreement with respect to shares of Common Stock of the Company held by Itel. In this connection, Itel covenants, represents and warrants to BAREIA that: (i) as of the date of this letter agreement Itel beneficially owns 6,687,575 shares of Common Stock of the Company (the "Itel Amount"); (ii) any offer, sale or other disposition of shares of Common Stock of the Company by Itel shall be in compliance with applicable law, including applicable securities laws; and (iii) subject to the requirements of applicable law, Itel shall, and shall use all reasonable efforts to cause its officers, employees, agents and the Itel Nominees to, make no public disclosures concerning the Company and hold in confidence all non-public information obtained from the Company.




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Itel Corporation
Attn:  J. E. Knox, Esq.
February 21, 1994
Page 2




          In reliance and conditioned upon the accuracy of and Itel's compliance with the covenants, representations and warranties contained in the preceding paragraph, BAREIA hereby waives its rights under Section 3 of the Stockholders Agreement with respect to shares of Common Stock of the Company held by Itel effective upon the effective date of the resignations of the Itel Nominees from the Company's Board of Directors. Such waiver shall be effective until the earlier to occur of (a) two years from the date of this letter agreement, or (b) the date Itel becomes the beneficial owner of, or the member of a group (within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934) which beneficially owns, a number of shares of Common Stock of the Company greater than the Itel Amount.

          Please sign and return the enclosed copy of this letter agreement to us if the foregoing accurately reflects our understanding and agreement.

                              Very truly yours,


                              BAY AREA REAL ESTATE INVESTMENT
                              ASSOCIATES L.P.
                                   By JMB/Bay Area Partners, an
                                     Illinois general
                                     partnership, its
                                     General Partner
                                   By JMB/IH-II, Inc., a General
                                     Partner


                              By:  /s/ Judd D. Malkin


ACCEPTED AND CONFIRMED:

ITEL CORPORATION


By:  /s/ James E. Knox